Exhibit 10.1
HYDROFARM HOLDINGS GROUP, INC.
November 12, 2025
William Toler
Re:    Employment Terms
Dear Bill:
On behalf of Hydrofarm Holdings Group, Inc. (the “Company”), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”), which will govern your employment with the Company.
It is anticipated that your employment will commence on December 1, 2025 (the “Start Date”).
1.Employment by the Company.
(a)Position. You will serve as the Company’s Chairman and Chief Executive Officer. During the term of your employment with the Company, you will devote your reasonable best efforts and substantially all of your business time and attention to the business of the Company, except for (i) approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies and (ii) the activities noted on Schedule A or as otherwise identified by you during the term of your employment with the Company and subject to the approval of the Board of Directors of the Company (the “Board”) in its reasonable discretion (the “Outside Permitted Activities”).
(b)Duties and Location. You will perform those duties and responsibilities as are customary for your position, and as may be directed by the Board, to whom you will report. Your primary office location will be your home office (or other remote office location reasonably chosen by you) in Florida. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time and to require reasonable business travel.
(c)Service on the Board. During the term of your employment with the Company, you will continue to serve a member of the Board and you will be appointed to serve as Chairman (rather than Executive Chairman), and you agree to serve in such capacity without additional compensation. At each meeting of the Company’s stockholders prior to the end of the Term (as defined below) at which your director term is expiring, the Company will nominate you to serve as a member of the Board, subject to required stockholder approval and compliance with the Company’s policies and procedures regarding service as a member of the Board. Upon the termination of your employment for any reason, unless otherwise requested by the Board, you agree to resign from the Board (and all other positions held at the Company and its affiliates), and you will execute any documents necessary to reflect your resignation.
2.Base Salary and Employee Benefits.
(a)Salary. You will receive for services to be rendered hereunder base salary paid at the annualized rate of $275,000. Your base salary may be increased (but not decreased below $275,000 following the Salary Change Date without your written consent) by the Board (or a committee thereof) in its sole discretion. Your base salary will be paid, less standard payroll deductions and tax withholdings, on the Company’s ordinary payroll cycle. As an exempt salaried employee, you are expected to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

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November 12, 2025

(b)Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits (pursuant to the terms and conditions of the benefit plans and applicable policies) that are available to the Company’s employees from time to time.
(c)Equity Awards. During the Term you will be eligible to receive long-term equity incentive awards under the Company’s equity incentive plan then in effect, in the sole discretion of the Board (or a committee thereof).
3.Annual Bonus. For each calendar year during the term of this Agreement, you will be eligible to earn an annual performance and retention bonus of up to one hundred percent (100%) of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the assessment of your performance by the Board (or a committee thereof) and the Company’s attainment of goals, including annual EBITDA versus target EBITDA, as determined by the Board (or a committee thereof) in consultation with you. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Board (or a committee thereof) will determine whether you have earned an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. You must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year and any such bonus will be paid no later than March 15th of the year following the year in which your right to such amount became vested.
4.Expenses. The Company will reimburse you for reasonable business travel, entertainment or other expenses incurred by you in furtherance or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
5.Compliance with Confidentiality and Invention Assignment Agreement and Company Policies.
(a)Confidentiality and Invention Assignment Agreement. You acknowledge that the Confidentiality and Invention Assignment Agreement (the “Confidentiality Agreement,” a copy of which is attached hereto as Exhibit A) executed in connection herewith is an integral component of your employment by the Company and is made a part of this Agreement by incorporation.
(b)Non-Disclosure and Non-Use of Confidential Information. At all times both during your employment with the Company, and after your employment relationship with the Company has ended for any reason, you agree that you will not, either directly or indirectly, and you will not permit any Covered Entity which you control to, either directly or indirectly, (i) divulge, use, disclose (in any way or in any manner, including by posting on the Internet), reproduce, distribute, or reverse engineer or otherwise provide Confidential Information to any person or entity; (ii) take any action that would make available Confidential Information to the general public in any form; or (iii) take any action that uses Confidential Information for solicitation or marketing for any service or product on your behalf or on behalf of any person or entity other than the Company or any of its Affiliates, except (A) as required in connection with the performance of your duties to the Company, (B) as required to be included in any report, statement or testimony requested by any municipal, state or national regulatory body having jurisdiction over you or any Covered Entity which is controlled by you, (C) as required in response to any summons or subpoena or in connection with any litigation, (D) to the extent necessary in order to comply with any law, order, regulation, ruling or governmental request applicable to you or any Covered Entity which is controlled by you, (E) as required in connection with an audit by any taxing authority, or (F) as permitted by the express written consent of the Board. In the event that you or any such Covered Entity that is controlled by you are required to disclose Confidential Information pursuant to the foregoing exceptions, you shall promptly notify the Company of such pending disclosure and assist the Company (at the Company’s expense) in seeking a protective order or in objecting to such request, summons or subpoena with regard to the Confidential Information. If the Company does not obtain such relief prior to the time that you (or such Covered Entity) are legally compelled to disclose such Confidential Information, you (or such Covered Entity) may disclose that portion of the Confidential Information that

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your counsel advises you are legally compelled to disclose or else stand liable for contempt or suffer censure or penalty. In such cases, you shall promptly provide the Company with a copy of the Confidential Information so disclosed. This provision applies without limitation to unauthorized use of Confidential Information in any medium, including film, videotape, audiotape and writings of any kind (including books, articles, e-mails, texts, blogs and websites).
(c)Compliance with Company Policies. In addition, you are required to abide by the Company’s policies and procedures, as modified from time to time within the Company’s discretion including without limitation such policies with respect to legal compliance, conflicts of interest, confidentiality, compensation recovery (clawback), professional conduct and business ethics as are from time to time in effect; provided, however, that in the event the terms of this Agreement differ from, or are in conflict with, the Company’s general employment policies or practices, this Agreement shall control. Nothing in this Agreement, or your Confidentiality Agreement, is intended to or will be used in any way to limit your rights to communicate with a government agency, as provided for, protected under or warranted by applicable law. Notwithstanding any other provision in this Agreement to the contrary and without limiting the foregoing sentence, pursuant to 18 USC Section 1833(b), you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to a court order. 18 USC Section 1833(b) does not preclude the trade secret owner from seeking breach of contract remedies.
6.Protection of Third Party Information. In your work for the Company, you will be expected not to make any unauthorized use or disclosure of any confidential or proprietary information, including trade secrets, of any former employer or other third party to whom you have contractual obligations to protect such information. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any unpublished documents, materials, electronically-recorded information, or other property belonging to any former employer or other third party to whom you have a contractual obligation to protect such property. In addition, you represent and warrant that your employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, that you will perform your duties to the Company without violating any such agreement(s), and that you have disclosed to the Company in writing any contract you have signed that may restrict your activities on behalf of the Company.
7.Term. The initial term of this Agreement shall be two (2) years commencing on the Start Date, unless terminated earlier pursuant to the terms herein (the “Initial Term”). This Agreement shall remain in force after the end of the Initial Term unless either party gives notice of non-renewal at least ninety (90) days prior to the end of the Initial Term or at any time after the end of the Initial Term, as applicable. The Initial Term or, in the event that your employment hereunder is terminated earlier pursuant to the terms hereof or continues thereafter pursuant to this Section 7, such shorter or longer period, as the case may be, is referred to herein as the “Term.” Notwithstanding the foregoing, your employment relationship with the Company is at-will. Accordingly, subject to the terms set forth in this Agreement, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without Cause or advance notice.
8.Severance. If, at any time, the Company terminates your employment without Cause (other than as a result of your death or disability), you resign for Good Reason, or your employment hereunder terminates due to the Company’s non-renewal of this Agreement (whether at or after the end of the Initial

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November 12, 2025

Term) (each such termination referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then you will receive the Accrued Amounts (as defined in Section 9) and subject to Sections 10 and 11 below and your continued compliance with the terms of this Agreement (including without limitation Section 5 above), the Company will provide you with the following severance benefits (the “Severance Benefits”):
(a)Cash Severance. The Company will pay you, as cash severance, an amount equal to twelve (12) months of your base salary and the Annual Bonus for such fiscal year (at 100% of target performance) in effect as of your Separation from Service date (provided that if your employment termination is due to your resignation for Good Reason in connection with the reduction of your base salary, then the cash severance payment herein will be based upon your base salary rate as of immediately prior to such reduction) (collectively, the “Severance”). The Severance will be paid, less standard payroll deductions and tax withholdings, in a lump sum payment on the day that is sixty (60) days following your Separation from Service date.
(b)COBRA Severance. As an additional Severance Benefit, if you timely (and properly) elect to continue your coverage under the Company’s group health plan pursuant to Code Section 4980B(f) (“COBRA”), the Company will reimburse you for (or will pay directly, in the discretion of the Company) the premium charged for such coverage until the earliest to occur of (i) the six (6) month anniversary of your Separation from Service date, (ii) the date on which you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), and (iii) the date on which you cease to be entitled to COBRA continuation coverage under the Company’s group health plan; provided, however, that the Company may unilaterally amend or eliminate the benefit provided under this Section 8(b) to the extent it deems necessary to avoid imposition of excise taxes, penalties or similar charges on the Company or any of its Affiliates (or any of their respective successors), including, without limitation, under Code Section 4680D or 4980H. You must notify the Company within two (2) weeks if you obtain coverage from a new source.
(c)Accelerated Vesting. All unvested time-based awards of restricted stock units and all stock options held by you that by their terms vest over the twelve month period immediately following your Qualifying Termination shall immediately and automatically vest in full and, in the case of the stock options, shall remain exercisable for the period of time set forth in the applicable award agreements. All unvested time-based restricted stock unit awards and all stock options held by you that by their terms vest following such twelve month period shall immediately terminate and be forfeited.
9.Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive (a) your base salary accrued through your last day of employment, (b) any unused vacation (if applicable) accrued through your last day of employment, (c) any earned but unpaid Annual Bonus for the calendar year ended immediately prior to your Separation from Service date (provided that any such Annual Bonus will be paid at the same time it would have been paid had your employment not terminated), and (d) reimbursement of any unreimbursed business expenses (collectively, the “Accrued Amounts”). Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance Benefits, other than any rights to which you are entitled under the Company’s benefit programs, stock option plan or equity grant documents between you and the Company.
10.Conditions to Receipt of Severance Benefits. Prior to and as a condition to your receipt of the Severance Benefits described above, you shall execute and deliver to the Company an effective release of claims in favor of the Company, in substantially the form attached hereto as Exhibit B (the “Release”) within the timeframe set forth therein, but not later than forty-five (45) days following your Separation from Service date, and allow the Release to become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective

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November 12, 2025

date, the “Release Deadline”). Receipt of Severance Benefits is further subject to Section 11(d) below. Notwithstanding anything in this Agreement to the contrary, in no event will any Severance Benefits be paid prior to the first business day of the calendar year in which the Release Deadline occurs.
11.Restrictive Covenants. In recognition of the consideration set forth herein, the sufficiency of which is hereby acknowledged, and to protect the Confidential Information, goodwill and Customer and business relationships of the Company, you hereby covenant and agree that:
(a)Non-Competition. While employed and for six months after termination of your employment for any reason (the “Restricted Term”), you shall not, either directly or indirectly, individually or by or through any Covered Entity, whether for consideration or otherwise: (1) engage in (except on behalf of the Company or any of its Affiliates), or compete with the Company or any of its Affiliates in, a Competing Business anywhere in the Territory; or (2) form or assist others in forming, be employed by, perform services for, become an officer, director, member or partner of, or participant in, or consultant or independent contractor to, invest in or own any interest in (whether through equity or debt securities), assist (financially or otherwise) or lend your name, counsel or assistance to any entity engaged in a Competing Business anywhere in the Territory.
(b)Non-Solicitation. While employed and during the Restricted Term, you shall not, either directly or indirectly, individually or by or through any Covered Entity, whether for consideration or otherwise: (A) knowingly solicit or actually accept business from any Customer or Prospective Customer, in each case, for the purpose of providing goods or services on behalf of a Competing Business, (B) knowingly solicit or induce any Customer to terminate, reduce or alter, in a manner adverse to the Company or any of its Affiliates, any existing or potential business arrangement or agreement with the Company or any of its Affiliates, or (C) solicit, hire, attempt to solicit or attempt to hire any person who is or was an employee, third party consultant or independent contractor of the Company or any of its Affiliates at any time during the 12 months prior to such solicitation or hiring. The restrictions set forth in this Section 11(b) shall not prohibit any form of general advertising or solicitation that is not directed at a specific person or entity and does not relate to a Competing Business.
(c)Non-Disparagement. You will not, in any manner, directly or indirectly, on your own behalf or in conjunction with or for the benefit of any other person or entity, disparage, defame, or denigrate the Company or any of its Affiliates or their respective officers, directors, employees, stockholders, products or services in any manner harmful to their business reputation. The Company agrees that its officers and directors will not, in any manner, directly or indirectly, disparage, defame, or denigrate you in any manner harmful to your business or personal reputation. Notwithstanding the foregoing, nothing in this Section 11(c) shall prohibit any person from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction or to enforce any legal right including, without limitation, the terms of this Agreement.
(d)Conditional Severance Benefits. You agree that the payment of any Severance Benefits is conditioned on your compliance with Sections 11(a), (b) and (c) and that, if you breach any of those sections, you (A) forfeit your rights to receive any Severance Benefits, and (B) will repay, or cause to be repaid, to the Company the full amount of any Severance Benefits paid by the Company to you prior to the date of such breach.
(e)Enforcement. You acknowledge that the covenants set forth in Sections 5, 6 and 11(a), (b) and (c) impose a reasonable restraint on you in light of the business and activities of the Company and its Affiliates. You acknowledge that your expertise is of a special and unique character which gives this expertise a particular value, and that a breach of Sections 5, 6 or 11(a), (b) or (c) by you will cause serious and potentially irreparable harm to the Company and its Affiliates. You therefore acknowledge that a breach of Sections 5, 6 or 11(a), (b) or (c) by you cannot be adequately compensated in an action for damages at law, and equitable relief would be necessary to protect the Company and its Affiliates from a violation of this Agreement and from the harm which this Agreement is intended to prevent. By reason thereof, you acknowledge that, notwithstanding any provision contained herein to the contrary, the

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November 12, 2025

Company and its Affiliates are entitled, in addition to any other remedies they may have under this Agreement or otherwise, to temporary, preliminary and permanent injunctive and other equitable relief (without the necessity of showing economic loss or other actual damages) to prevent or curtail any breach of this Agreement in any court of competent jurisdiction, in addition to any other legal or equitable remedies they may have. You acknowledge, however, that no specification in this Agreement of a specific legal or equitable remedy may be construed as a waiver of or prohibition against pursuing other legal or equitable remedies in the event of a breach of this Agreement by you. In the event of a breach or violation by you of any of the provisions of Section 11(a) or (b), the running of the Restricted Term shall be tolled during the continuance of any actual breach or violation. Other than with respect to a Company violation of Section 11(c) above, your sole and exclusive remedy in the event of a breach of this Agreement by the Company shall be payment of Severance Benefits.
(f)Modification. In the event that any provision or term of Section 11(a) or (b), or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographic and temporal restrictions and provisions contained in Section 11(a) or (b)) is held to be unenforceable or invalid for any reason, such provision or portion thereof will be modified or deleted in such a manner as to be effective for the maximum period of time for which it/they may be enforceable and over the maximum geographical area as to which it/they may be enforceable and to the maximum extent in all other respects as to which it/they may be enforceable. Such modified restriction(s) shall be enforced by the court or adjudicator. In the event that modification is not possible, because each of your obligations in Section 11 is a separate and independent covenant, any unenforceable obligation shall be severed and all remaining obligations shall be enforced.
12.Return of Company Property. Upon the termination of your employment for any reason, as a precondition to your receipt of the Severance Benefits (if applicable), within five (5) days after your Separation from Service Date (or earlier if requested by the Company), you will return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, Customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. In addition, if you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) days after your Separation from Service date you must permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). You shall deliver to the Company a signed statement certifying compliance with this Section 12 prior to the receipt of the Severance Benefits.
13.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
“Affiliate” means with respect to any party, any corporation, limited liability company, partnership, joint venture, firm and/or other entity that directly or indirectly controls, is controlled by or is under common control with such party, including any subsidiaries.
“Cause” for termination will mean your: (a) willful and continued failure to substantially perform your duties (other than as a result of incapacity due to physical or mental illness or other approved leave of absence); (b) gross negligence or willful misconduct in the course of your employment with the Company

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that causes or is likely to cause material harm to the Company; (c) engagement in conduct that discriminates or harasses another employee or contractor of the Company or any of its Affiliates on the basis of gender, race, color, creed, religion or sexual orientation; (d) conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude; (e) intentional, material breach of this Agreement that causes or is likely to cause material harm to the Company; (f) intentional, material violation of the written policies of the Company, to the extent you have reasonable notice of such policies, that causes or is likely to cause material harm to the Company; or (g) material fraud with respect to, or embezzlement of material funds or property belonging to, the Company. Notwithstanding the foregoing, “Cause” shall not exist with respect to the events or circumstances described in sections (a), (b), (e), (f) or (g) of this paragraph unless and until the Company has given you written notice of the applicable event or circumstance within sixty (60) days of the date the Company has actual knowledge thereof, which notice specifically delineates such claimed misconduct or breach and informs you that you are required to cure such misconduct or breach (if curable) within thirty (30) days (the “Executive Cure Period”) of the date of such notice, and such breach is not cured to the extent curable within the Executive Cure Period. If Cause exists pursuant to the preceding sentence in respect of an event described in sections (a), (b), (e), (f) or (g) of this paragraph, the Company may terminate your employment for Cause within forty-five (45) days after the end of the Executive Cure Period. If such curable misconduct or breach is cured within the Executive Cure Period, Cause shall be deemed not to exist. The Company shall not be permitted to terminate your employment for Cause in respect of an event described in sections (a), (b), (e), (f) or (g) of this paragraph if the Company fails to either (x) provide written notice of the applicable event or circumstance within sixty (60) days of the date the Board (other than you, if you are a member of the Board) has actual knowledge thereof, or (y) terminate your employment within the forty-five (45)-day period following the end of the applicable Executive Cure Period.
“Competing Business” means (i) any business involving or relating to the sale, distribution, marketing, wholesaling or manufacturing of hydroponic and similar products, including the acquisition and operation of any wholesaler or distributor of hydroponic equipment or any subsidiaries or Affiliates thereof, and (ii) any other business in which the Company or any of its Affiliates is engaged during the Term (as defined in Section 7).
“Confidential Information” means confidential or proprietary information and/or techniques of the Company or any of its Affiliates entrusted to, developed by, or made available to you, whether in writing, in computer form, reduced to a tangible form in any medium, or conveyed orally, that is not generally known by others in the form in which it is or was used by the Company or any of its Affiliates. Examples of Confidential Information include, without limitation: (i) sales, sales volume, sales methods, sales proposals, business plans or statements of work; (ii) Customers, Prospective Customers, and Customer records, including contact, preference and other Customer information; (iii) costs and general price lists and prices charged to specific Customers; (iv) the names, addresses, contact information and other information concerning any and all brokers, vendors and suppliers and prospective brokers, vendors and suppliers; (v) terms of contracts; (vi) non-public information and materials describing or relating to the business or financial affairs of the Company or any of its Affiliates, including but not limited to, financial statements, budgets, projections, financial and/or investment performance information, research reports, personnel matters, products, services, operating procedures, organizational responsibilities and marketing matters, policies or procedures; (vii) information and materials describing existing or new processes, products and services of the Company or any of its Affiliates, including marketing materials, analytical data and techniques, and product, service or marketing concepts under development by or for the Company or any of its Affiliates, and the status of such development; (viii) the business or strategic plans

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of the Company or any of its Affiliates; (ix) the information technology systems, network designs, computer program code, and application practices of the Company or any of its Affiliates; and (x) acquisition candidates of the Company or any of its Affiliates or any studies or assessments relating thereto. Confidential Information does not include information that becomes generally known to and available for use by the public other than as a result of your acts or omissions to act, including any breach of this Agreement.
“Covered Entity” means all of your Affiliates, and every business, association, trust, corporation, partnership, limited liability company, proprietorship or other entity in or to which you have an investment (whether through debt or equity securities), maintain any capital contribution or have made any advances, or in which any Affiliate of you has an ownership interest or profit sharing percentage. Your agreements contained herein specifically apply to each entity which is presently a Covered Entity or which becomes a Covered Entity subsequent to the date of this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement prohibits you from owning less than 3% of any class of voting securities, publicly held and quoted on a recognized securities exchange or inter-dealer quotation system, of any issuer, and no such issuer shall be considered a Covered Entity solely by virtue of such ownership or the incidents thereof.
“Customer” means any person or entity for whom the Company or any of its Affiliates (i) provides (or is contracted to provide) goods or services as of the date hereof or at any time during the Term, or (ii) has provided goods or services at any time during the one-year period prior to the date hereof.
“Good Reason” for resigning from employment with the Company shall exist if any of the following actions are taken by the Company without your prior written consent: (a) a material reduction in your base salary which the parties agree is a reduction of at least ten percent (10%) of your base salary; (b) a material reduction in your duties, responsibilities and/or authority; or (c) any material breach of this Agreement by the Company. In order to resign for Good Reason, you must provide written notice to the Board within sixty (60) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and if such event is not cured within such period, you must resign from all positions you then hold with the Company not later than forty-five (45) days after the expiration of the cure period.
“Prospective Customer” means any person or entity with whom the Company or any of its Affiliates has communicated or whom the Company or any of its Affiliates has solicited for the purposes of obtaining such person or entity as a Customer and/or whom the Company or any of its Affiliates has analyzed concerning the potential of such person or entity to become a Customer, at any time during the one-year period prior to the date hereof or at any time during the Term.
“Territory” means anywhere in the world.
14.Compliance with Section 409A. It is intended that the payments and benefits set forth in this Agreement (including, without limitation, the Severance Benefits) satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and,

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November 12, 2025

accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, (a) except to the extent any expense or reimbursement provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A, (i) the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year, (ii) the reimbursements for expenses for which you are entitled to be reimbursed will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit and (b) if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and you are, on the date of your Separation from Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Separation from Service date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this Section 14 shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Severance Benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, the Release will not be deemed effective any earlier than the Release Deadline. The Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.
15.Section 280G; Parachute Payments.
(a)If any payment or benefit you will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the 280G Payment that would result in no portion of the 280G Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the 280G Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the 280G Payment may be subject to the Excise Tax. If a reduction in a 280G Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).
(b)Notwithstanding any provision of subsection (a) above to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the 280G Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, 280G Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before 280G Payments that are not contingent on future events; and (C) as a third priority, 280G Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before 280G Payments that are not deferred compensation within the meaning of Section 409A.

William Toler
November 12, 2025

(c)Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the change in control transaction shall perform the foregoing calculations. If the accounting firm engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 15. For purposes of making the determinations required by this Section 15, the accounting or law firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Executive and the Company agree to furnish such information and documents as the accounting or law firm may reasonably request in order to make a determination under this Section 15. The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a 280G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.
(d)If you receive a 280G Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 15(a) and the Internal Revenue Service determines thereafter that some portion of the 280G Payment is subject to the Excise Tax, you agree to promptly return to the Company a sufficient amount of the 280G Payment (after reduction pursuant to clause (x) of Section 15(a)) so that no portion of the remaining 280G Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 15(a), you shall have no obligation to return any portion of the 280G Payment pursuant to the preceding sentence.
16.Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims (including, without limitation, discrimination, harassment, wrongful termination or wage claims under the Labor Code), will be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in Florida, conducted by JAMS, Inc. (“JAMS”) under the then-applicable JAMS rules (available at the following web address: http://www.jamsadr.com/rulesclauses, and which will be provided to you on request). By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. The prevailing party in the arbitration may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the arbitrator. The costs of the arbitration shall be borne equally by the parties unless otherwise determined by the arbitrator in its award. Nothing in this letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
17.Clawback. You hereby acknowledge and agree that any payment hereunder will be subject to recovery by the Company pursuant to applicable law and any applicable Company compensation recovery policy as may be from time to time in effect.
18.Reimbursement of Legal Expenses. The Company shall pay directly, or reimburse you for, all reasonable legal expenses incurred by you in the negotiation and execution of this Agreement (including

William Toler
November 12, 2025

any exhibits hereto). Such payments and/or reimbursements shall occur within ten business days after you provide documentation to the Company of the legal expenses incurred.
19.Confidentiality of this Agreement. You agree to keep confidential the terms of this Agreement, unless and until such terms have been disclosed publicly other than through a breach by you of this covenant. This provision does not prohibit you from providing this information on a confidential and privileged basis to your attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law.
20.Miscellaneous. This Agreement (including exhibits), together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. The Company represents and warrants that it is free to enter into this Agreement and has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of all of its obligations under this Agreement. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures shall be equivalent to original signatures.
Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me. I would be happy to discuss any questions that you may have about these terms.
[SIGNATURE PAGE FOLLOWS]

William Toler
November 12, 2025

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,
/s/ Kevin O'Brien
Kevin O’Brien, Chief Financial Officer
Hydrofarm Holdings Group, Inc.
Reviewed, Understood, and Accepted:

/s/ William Toler         November 12, 2025
William Toler        Date

Exhibit A: Confidentiality and Invention Assignment Agreement
Exhibit B: Release

SCHEDULE A

OUTSIDE PERMITTED ACTIVITIES

See attached.

EXHIBIT A
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT
See attached.

EXHIBIT B
RELEASE
In exchange for good and valuable consideration set forth in that certain Offer Letter (the “Offer Letter”), dated as of November 12, 2025 between the undersigned, William Toler (“Employee”) and Hydrofarm Holdings Group, Inc., a Delaware corporation (“Hydrofarm”), the sufficiency of which is hereby acknowledged, Employee, on behalf of himself, his executors, heirs, administrators, assigns and anyone else claiming by, through or under Employee, irrevocably and unconditionally, releases, and forever discharges Hydrofarm, its predecessors, successors and related and affiliated entities, including parents and subsidiaries, and each of their respective directors, officers, managers, shareholders, members, employees, attorneys, insurers, agents and representatives (collectively, the “Company”), from, and with respect to, any and all debts, demands, actions, causes of action, suits, covenants, contracts, wages, bonuses, damages and any and all claims, demands, liabilities, and expenses (including attorneys’ fees and costs) whatsoever of any name or nature both in law and in equity that Employee now has, ever had or may in the future have against the Company with respect to Employee’s employment with, or service as an officer, director or manager of, the Company (severally and collectively, “Claims”), including but not limited to, any and all Claims in tort or contract, whether by statute or common law, and any Claims relating to salary, wages, bonuses and commissions, incentive units, equity interests, the breach of any oral or written contract, unjust enrichment, promissory estoppel, misrepresentation, defamation, interference with prospective economic advantage, interference with contract, wrongful termination, intentional or negligent infliction of emotional distress, negligence, or breach of the covenant of good faith and fair dealing, and Claims arising out of, based on, or connected with the termination of Employee’s employment, including any Claims for unlawful employment discrimination of any kind, whether based on age, race, sex, disability or otherwise, including specifically and without limitation, claims arising under or based on: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Americans with Disabilities Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act of 1963; the Older Workers Benefits Protection Act; or any other local, state or federal equal employment opportunity or anti-discrimination law, statute, policy, order, ordinance or regulation affecting or relating to Claims that Employee ever had, now has, or claims to have against the Company; provided, however, that Employee does not release the Company with respect to claims arising out of or relating to its fraud, gross negligence or willful misconduct. This Release (this “Release”) is not intended to release Claims which, as a matter of law or public policy, cannot be released.
By signing below, Employee expressly waives any benefits of Section 1542 of the Civil Code of the State of California (and any other federal, state, or local law of similar effect) if and to the extent applicable. Section 1542 of the Civil Code of the State of California provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Employee warrants and represents that Employee has not assigned or transferred to any person or entity any of the Claims released by this Release, and Employee agrees to defend (by counsel of the

Company’s choosing), and to indemnify and hold harmless, the Company from and against any claims based on, in connection with, or arising out of any such assignment or transfer made, purported or claimed.
As further consideration for Employee’s entering into the Offer Letter and this Release, the Company covenants and agrees that for one year after the date of this Release, the Company will not disparage Employee in any manner harmful to Employee’s business or personal reputation. As further consideration for the Company entering into the Offer Letter and this Release, Employee covenants and agrees that for one year after the date of this Release, Employee will not disparage the Company in any manner harmful to the Company’s business reputation; provided, that the foregoing restriction shall not be construed to limit or restrict any provision of the Offer Letter that prohibits Employee from disparaging the Company. Nothing set forth herein shall prevent Employee or the Company from providing accurate responses to requests for information if required by legal process, in connection with a government investigation, or as protected under the whistleblower provisions of federal or state law or regulation.
Notwithstanding anything to the contrary in this Release or the Offer Letter, the foregoing release shall not cover, and Employee does not intend to release, any rights of indemnification under the Company’s Charter Documents (defined below) or rights to directors and officers liability insurance. The Company’s charter documents include, as applicable, Certificate of Incorporation, Certificate of Formation, Bylaws or Limited Liability Company Agreement (as amended from time to time, collectively the “Charter Documents”). Employee further acknowledges that the Company’s obligations under the Charter Documents with respect to indemnification are, to the extent required therein, conditioned upon receipt by the Company of an undertaking by Employee to repay any advanced or received amounts if it shall be determined by a court of competent jurisdiction by final judicial determination that Employee is not entitled to be indemnified by the Company under the Charter Documents.
EMPLOYEE HAS READ THIS RELEASE AND BEEN PROVIDED A FULL AND AMPLE OPPORTUNITY TO STUDY IT, AND EMPLOYEE UNDERSTANDS THAT THIS IS A FULL AND COMPREHENSIVE RELEASE AND INCLUDES ANY CLAIM UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN ADVISED IN WRITING TO CONSULT WITH LEGAL COUNSEL BEFORE SIGNING THIS RELEASE AND THE OFFER LETTER, AND EMPLOYEE HAS CONSULTED WITH AN ATTORNEY. EMPLOYEE WAS GIVEN A PERIOD OF AT LEAST 21 DAYS TO CONSIDER SIGNING THIS RELEASE, AND EMPLOYEE HAS SEVEN DAYS FROM THE DATE OF SIGNING TO REVOKE EMPLOYEE’S ACCEPTANCE BY DELIVERING TIMELY NOTICE OF HIS REVOCATION TO THE COMPANY’S HUMAN RESOURCES DEPARTMENT AT ITS PRINCIPAL PLACE OF BUSINESS. EMPLOYEE IS SIGNING THIS RELEASE VOLUNTARILY, WITHOUT COERCION, AND WITH FULL KNOWLEDGE THAT IT IS INTENDED, TO THE MAXIMUM EXTENT PERMITTED BY LAW, AS A COMPLETE AND FINAL RELEASE AND WAIVER OF ANY AND ALL CLAIMS. EMPLOYEE ACKNOWLEDGES AND AGREES THAT CERTAIN PAYMENTS SET FORTH IN THE OFFER LETTER ARE CONTINGENT UPON EMPLOYEE SIGNING THIS RELEASE AND WILL BE PAYABLE ONLY IF AND AFTER THE REVOCATION PERIOD HAS EXPIRED.
[SIGNATURE PAGE FOLLOWS]

Employee has read this Release, fully understands it and freely and knowingly agrees to its terms.
Dated this 12th day of November, 2025.

/s/ William Toler
[Employee]

AGREED AND ACCEPTED:

HYDROFARM HOLDINGS GROUP, INC.

By:	Kevin O'Brien

Title:	Chief Financial Officer

Date:	November 12, 2025

[SIGNATURE PAGE TO RELEASE]